EXHIBIT 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Statement on Form 1-A POS, as it may be amended, of our independent auditors’ report dated March 10, 2017, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Rayton Solar, Inc. as of December 31, 2016 and 2015 and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended, and the related notes to the financial statements.

Very truly yours,

/s/ dbbmkennon

Newport Beach, California

March 20, 2018